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EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS




To the Board of Directors
Roadway Express, Inc.

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Roadway Express, Inc. of our report dated January 21, 2000, included in the 1999 Annual Report to Shareholders of Roadway Express, Inc.

Our audits also included the financial statement schedule of Roadway Express, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                                      /s/ ERNST & YOUNG LLP

                                                      ERNST & YOUNG LLP

Akron, Ohio
March 21, 2000